Exhibit 99.1

Soligenix Awarded NIAID Contract Valued up to $24.7 Million for

the Development of Heat Stable RiVax™ Vaccine

Princeton, NJ – September 19, 2014 – Soligenix, Inc. (OTCQB: SNGX) (Soligenix or the Company), a late-stage biopharmaceutical company developing products that address unmet medical needs in the areas of inflammation, oncology and biodefense, announced today that it has been awarded a contract valued at up to $24.7 million inclusive of options by the US Department of Health and Human Service’s National Institutes of Health (NIH) (specifically funded by the National Institute of Allergy and Infectious Diseases or NIAID). The objectives of the contract are to advance the development of Soligenix’s thermostabilization technology, ThermoVax™, combined with the company’s ricin toxin vaccine, Rivax™, as a medical countermeasure (MCM) to prevent the effects of ricin exposure.

The contract contains a 16 month base period providing financial support of approximately $5.8 million, followed by several contract options that would extend the contract award for up to six years. If all contract options are exercised, the total award will support the preclinical, manufacturing and clinical development activities necessary to advance heat stable RiVax™ with the US Food and Drug Administration (FDA).

“Securing this highly competitive NIAID contract provides further recognition as to the innovative quality and potential impact of both our vaccine and thermostabilization technologies,” stated Christopher J. Schaber, PhD, President and Chief Executive Officer of Soligenix. “With this new contract award, the Company now has up to $57 million in NIAID and BARDA funding to advance the biodefense business segment. We thank NIAID for their past and present support and look forward to collaborating closely with them as we advance RiVax™ development towards potential FDA licensure and procurement for the national stockpile.”

This is Soligenix’s third awarded federal contract. Soligenix’s gastrointestinal acute radiation syndrome (GI ARS) program is supported by contract awards from both the Biomedical Advanced Research Development Authority (BARDA) and NIAID, totaling up to approximately $32 million to support the development of OrbeShield™ as a MCM for GI ARS.

About Ricin Toxin

Ricin toxin is a plant toxin thought to be a bioterror threat because of its stability and high potency as well as the large worldwide reservoir created as a by-product of castor oil production. Ricin comes in many forms like powder, mist, or pellet. Ricin can also be dissolved in water and other liquids. It is so powerful of a poison that the US Centers for Disease Control (CDC) estimate the lethal dose in humans is about the size of a grain of salt. Exposure to ricin results in local tissue necrosis and general organ failure leading to death within several days of exposure and is especially toxic when inhaled. Ricin is a ribosome inactivating protein (RIP) and a potent member of the AB family of toxins. Ricin inactivates the ribosomes in cells making them unable to produce proteins needed to survive and reproduce. When ribosomes are inactivated, cells die.

There are currently no effective means to prevent the effects of ricin poisoning. The successful development of an effective vaccine against ricin toxin may act as a deterrent against the actual use of ricin as a biological weapon and could be used in rapid deployment scenarios in the event of a biological attack.

About RiVax™

RiVax™ is Soligenix’s proprietary recombinant subunit vaccine developed to protect against exposure to ricin toxin. With RiVax™, Soligenix is a world leader in the area of ricin toxin vaccine research.

RiVax™ contains a genetically altered version of RTA chain containing two mutations that inactivate the toxicity of the ricin molecule. A Phase 1A clinical trial was conducted with a formulation of RiVax™ that did not contain an adjuvant. This trial revealed dose dependent seroconversion as well as lack of toxicity of the molecule when administered intramuscularly to human volunteers. The adjuvant-free formulation of RiVax™ induced toxin neutralizing antibodies that lasted up to 127 days after the third vaccination in several individuals. To increase the longevity and magnitude of toxin neutralizing antibodies, RiVax™ was formulated with an adjuvant of aluminum salts (known colloquially as Alum) for a Phase 1B clinical trial. Alum is an adjuvant that is used in many human vaccines, including most vaccines used in infants. The results of the Phase 1B study indicated that Alum-adjuvanted RiVax™ was safe and well tolerated, and induced greater ricin neutralizing antibody levels in humans than adjuvant-free RiVax™. In preclinical animal studies, the Alum formulation of RiVax™ also induced higher titers and longer lasting antibodies than the adjuvant-free vaccine.

The development of RiVax™ has been sponsored through a series of grants from both NIAID and the US Food and Drug Administration (FDA), which were granted to Soligenix and to University of Texas Southwestern (UTSW) where the vaccine originated. To date, Soligenix and Dr. Ellen Vitetta and colleagues at UTSW have collectively received approximately $25 million in grant funding from NIAID for development of RiVax™ and related vaccine technologies. RiVax™ would potentially be added to the Strategic National Stockpile and dispensed in the event of a terrorist attack.

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About ThermoVax™

ThermoVax™ is a technology that is designed to eliminate the standard cold chain production, distribution and storage logistics required for most vaccines. Cold chain requirements add considerable cost to the production and storage of current conventional vaccines. According to the Biopharma Cold Chain Sourcebook of 2010, 98% of all vaccines (with a total value of $20.6 billion) require shipment through cold chain. Elimination of the cold chain would also enhance the utility of these vaccines for emerging markets and for other applications requiring but lacking reliable cold chain capabilities. Further, the World Health Organization (WHO) reports that 50% of all global vaccine doses are wasted because they are not kept within required temperature ranges. NIAID has also highlighted the priority of technologies for biodefense vaccines that focus on broad spectrum approaches including vaccine adjuvants and temperature stabilization for long shelf life, rapid onset of immunity, and surge capacity for production. For vaccines that are intended for long-term stockpiling, such as for use in biodefense or in pandemic situations, the utilization of ThermoVax™ has the potential to facilitate easier storage and distribution of strategic national stockpile vaccines in emergency situations.

The technology utilizes precise lyophilization of protein immunogens with conventional aluminum adjuvants in combination with secondary adjuvants for rapid onset of protective immunity with the fewest number of vaccinations. RiVax™ is extremely labile in liquid form requiring careful management under refrigerated conditions at 4 degrees Celsius (39 degrees Fahrenheit). By employing ThermoVax™ during their final formulation, it is possible to produce stable and potent vaccines that are capable of withstanding temperatures at least as high as 40 degrees Celsius (104 degrees Fahrenheit) for up to one year.

The underlying technology has been developed by Drs. John Carpenter and Theodore Randolph at the University of Colorado. The vaccine technology has been developed to date in collaboration with SRI International, the University of Kansas, the Wadsworth Center of the New York State Department of Health, and the Tulane National Primate Research Center under the sponsorship of the cooperative grant from NIAID.

About Soligenix, Inc.

Soligenix is a late-stage biopharmaceutical company developing products that address unmet medical needs in the areas of inflammation, oncology and biodefense. Soligenix is developing proprietary formulations of oral BDP (beclomethasone 17,21-dipropionate) for the prevention/treatment of gastrointestinal disorders characterized by severe inflammation, including pediatric Crohn’s disease (SGX203) and acute radiation enteritis (SGX201). Soligenix is also advancing its novel innate defense regulator (IDR) technology SGX942 for the treatment of oral mucositis and SGX301, its novel first-in-class photodynamic technology utilizing synthetic hypericin with safe visible light, for the treatment of cutaneous T-cell lymphoma.

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Through its BioDefense Division, Soligenix is developing countermeasures pursuant to the Biomedical Advanced Research and Development Authority (BARDA) Strategic Plan of 2011-2016 for inclusion in the US government’s Strategic National Stockpile. Soligenix’s biodefense products in development are a recombinant subunit vaccine called RiVax™, which is designed to protect against the lethal effects of exposure to ricin toxin and VeloThrax™, a vaccine against anthrax exposure. RiVax™ has demonstrated statistically significant preclinical survival results in a lethal aerosol exposure non-human primate model, and has also been shown to be well tolerated and immunogenic in two Phase 1 clinical trials in healthy volunteers. Both RiVax™ and VeloThrax™ are currently the subject of a $9.4 million National Institute of Allergy and Infectious Diseases (NIAID) grant supporting development of Soligenix’s new vaccine heat stabilization technology known as ThermoVax™. Soligenix is also developing OrbeShield™ for the treatment of gastrointestinal acute radiation syndrome (GI ARS) under a BARDA contract award valued up to $26.3 million and a NIAID contract award valued up to $6.4 million. OrbeShield™ has previously demonstrated statistically significant preclinical survival results in a canine model of GI ARS funded by the NIAID. Additionally, Soligenix has an exclusive worldwide collaboration with Intrexon Corporation (NYSE: XON) focused on the joint development of a treatment for Melioidosis, a high priority biothreat and an area of unmet medical need.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities, including but not limited to, potential market sizes, patient populations and clinical trial enrollment. Statements that are not historical facts, such as "anticipates," "estimates," "believes," "intends," "potential," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop, achieve regulatory approval for or commercialize products based on its technologies, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats conducting preclinical and clinical trials of vaccines, obtaining regulatory approvals and manufacturing vaccines, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further funding to support product development and commercialization efforts, including grants and awards, maintain its existing grants which are subject to performance requirements, enter into any biodefense procurement contracts with the US Government or other countries, that it will be able to compete with larger and better financed competitors in the biotechnology industry, that changes in health care practice, third party reimbursement limitations and Federal and/or state health care reform initiatives will not negatively affect its business, or that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program. These and other risk factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Joe Warusz, CPA

Acting Chief Financial Officer

(609) 538-8200 | www.soligenix.com

Soligenix, Inc.

29 Emmons Drive, Suite C-10

Princeton, NJ 08540